FIRST COMMERCE CORPORATION

                          $hareMax CORPORATE INCENTIVE PLAN


               Effective January 1, 1994, First Commerce Corporation (which is referred to elsewhere in this document as the "Employer"), established a Corporate wide incentive plan, known as $hareMax, based on meeting the goals of certain performance key indicators to be determined for each plan year by the management of First Commerce Corporation.


                                     DEFINITIONS

          1. Administration Committee means the committee appointed by the Director of Human Resources to administer the Plan.

          2. Allocation means the percentages of the incentive pool to be set aside to pay incentives to the participants in the Plan.

          3. Base Compensation means an Employee's basic salary or wages (excluding bonuses and overtime) paid by the Employer during the Plan year.

          4. Beneficiary means the person or persons to whom a deceased Participant's accrued incentive awards are payable.

          5. Chief Executive Officer means the President and Chief Executive officer of First Commerce Corporation.

          6. Deferred Account means the account maintained for a Participant which is funded with Deferred awards made on his or her behalf by the Employer.

          7. Disabled or Disability means unable to engage in any substantial gainful activity due to any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration.

          8. Employee means any person employed by the Employer who is scheduled to work or works more than one thousand hours of service each Plan Year; provided, however, that the term Employee shall not include leased employees.

          9. Employer means First Commerce Corporation (or a successor) and any subsidiary thereof which currently participates in the Plan or subsequently adopts the Plan.

          10. Initial Entry Date means the first day of the month following the later of (a) an Employee's commencement of employment with an Employer or (b) the effective date of the Employer's adoption of the Plan.

          11. Investment Committee means the committee appointed by the Chief Executive Officer to review the investment performance of the Trustee.

          12. Leased Employee means an individual who is not employed by the Employer, but who performs services for the Employer pursuant to an oral or written agreement between the Employer and any leasing organization, including such individual.

          13. Participant means an Employee eligible to participate in the Plan.

          14. Plan means First Commerce Corporation's incentive plan also known as $hareMax.

          15. Plan Administrator means the Administration Committee appointed by the Director of Human Resources.

          16.       Plan Year means the calendar year.

          17. Re-Entry Date means the first day of any month following the Participant's return to work after a bona fide leave of absence or long term disability.

          18. Trust means the assets comprising the deferred amounts under the Plan.

          19. Trust Agreement means the written agreement entered into between First Commerce Corporation and the Trustee, which agreement provides for the fiduciary administration of the Trust.

          20. Trustee means First National Bank of Commerce, New Orleans, Louisiana, or a successor appointed by the Board of Directors.


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                               PARTICIPATION


          1. Participation Standards. Each Employee shall be eligible to participate in the Plan as of his or her Initial Entry Date or any Re-Entry Date.

          2. Participation After Reemployment. If an Employee terminates his or her employment with all Employers after being eligible to participate, and is later reemployed by an Employer, he or she will be treated as a new Employee for purposes of determining eligibility to participate in the Plan.

          3. Participation After Leave of Absence or Disability. If an Employee is qualified to return to active work, he or she shall be entitled to participate in the Plan as of any Re-Entry Date following the date on which such Participant first performs an Hour of Service for the Employer after reemployment.


                               MISCELLANEOUS PROVISIONS



          1. Deferment of all or part of the amounts accrued or earned under the Plan will be determined, for each specified group of Participants for a Plan Year, by the Plan Administrator.

          2. Forfeitures of accrued or deferred amounts shall revert to the Employer and be applied to reduce the expenses of First Commerce Corporation.

          3. Termination from the Plan and forfeiture of any accrued or deferred amount will occur when termination from employment takes place for cause or because of voluntary resignation.


                                     INVESTMENTS

          1. Trust Fund. First Commerce Corporation and the Trustee have entered into a Trust Agreement, which agreement provides for the establishment of a single Trust for the purpose of holding and administering the assets comprising the deferred amounts under the Plan.

          2. Separate Accounts. The account of each Participant shall be maintained separately by the Trustee or recordkeeping agent appointed by the Plan Administrator.

          3. Investment of Deferred Amounts. The Trustee shall invest deferred amounts allocated to each Participant's account in accordance with the instructions of the Investment Committee.


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                                    ADMINISTRATION

          1. Administration. The Director of Human Resources shall appoint an Administration Committee comprised of not less than three individuals to administer the Plan. The individuals appointed to the Administration Committee shall serve at the discretion of the Senior Vice President of Human Resources. Any individual may resign from the Committee by delivering his or her written resignation to the Director of Human Resources.


          2. Powers. The Administration Committee (which is referred to elsewhere in this document as the "Plan Administrator") shall have the power to administer the Plan; such power shall include, but is not limited to:

                         a. The power to interpret and construe the provisions of the Plan.

                         b. The power to determine all questions of eligibility to participate, eligibility for payment of Plan payouts, the allocation of deferred amounts, and the status and rights of Participants and their Beneficiaries.

                         c. The power to determine and decide any dispute arising under the Plan.

                         d. The power to direct the Trustee concerning all payments which shall be made out of the Trust in accordance with the provisions of the Plan.

                         e. The power to establish procedures for the withholding of federal income tax from distributions.


          3. Investment Committee. The Chief Executive Officer shall appoint an Investment Committee comprised of not less than three individuals to review the performance of the Trustee and the investment policies of the Plan. The individuals serving on the Investment Committee shall serve at the discretion of the Chief Executive Officer. Any such individual may resign from the Committee by delivering his or her written resignation to the Director of Human Resources.




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                    The powers of the Investment Committee shall include,
          but are not limited to:

                         a. The power to direct the Trustee to acquire investment instruments on behalf of the participants in the Plan.

                         b. The power to authorize additional investment alternatives.

                         c. The power to review the investment performance of the Trustee.

                         d. The power to direct the Trustee as to the exercise of any conversion privilege or subscription right available with respect to property held in the Trust.

          4. Actions. Any action taken by the Plan Administrator or the Investment Committee on matters within its discretion shall be final and binding on the parties and on all Participants, Beneficiaries or other persons claiming any right or benefit under the Plan, in the Trust, or in the administration of the Plan.

          5. Compensation. No person employed by an Employer and serving on the Administration Committee or the Investment Committee shall receive compensation for the performance of his or her duties as such.

          7. Expenses. All expenses of administration shall be paid from the Trust unless paid directly by the Employer. The Employer may reimburse the Trust for any administrative expense paid by the Trust.


                              AMENDMENT AND TERMINATION


          1. Amendment. The Employer reserves the right at any time to amend the Plan; provided, however, that no such amendment:

                         a. Shall authorize or permit any portion of the Participants' accounts as established under the Plan to be used for or diverted to purposes other than for the exclusive benefit of the Employees or the Employees' Beneficiaries.




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                         b.   Shall deprive a Participant of his or her
          nonforfeitable right to benefits accrued as the date of such amendment. If the vesting schedule of the Plan is amended in such a way that a Participant might in any Plan Year have less vesting credit under the new schedule than under the schedule prior to the amendment, each Participant with at least four Plan Years of Service may elect to have his or her nonforfeitable percentage computed without regard to such amendment. The period during which such election may be made shall commence with the date the amendment is adopted and shall end sixty days after the Employee or Participant is provided with written notice of the amendment.

                    Each employee and the Trustee shall be notified in writing of any amendment within a reasonable time.

          2. Merger. The Plan may be merged or consolidated with, or its assets and liabilities may be transferred to any other plan only if the benefits which would be received by a Participant in the event of a termination of the Plan immediately after such transfer, merger or consolidation are at least equal to the benefit such Participant would have received if the Plan had terminated immediately prior to the transfer, merger or consolidation.

          3. Termination. The Employer shall have the right, at any time, to terminate the Plan, in whole or in part, by delivering written notice of such termination to the Participants and Trustee. A complete discontinuance of the Employer's contributions to the Plan shall be deemed to constitute a termination.

                    Upon any termination (whether full or partial) or a complete discontinuance of contributions, all amounts credited to the affected Participants' accounts shall become fully vested and nonforfeitable. Upon such termination, the Plan Administrator shall direct the Trustee to distribute the assets held in the Trust to the Participants.